SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [x]

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to Rule 14a-11(c)
or Rule 14a-12

eUNIVERSE, INC.

(Name Of Registrant As Specified In Its Charter)

BRAD D. GREENSPAN

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2

AN IMPORTANT MESSAGE FOR eUNIVERSE STOCKHOLDERS:

•	DO NOT BE MISLED BY INCUMBENT MANAGEMENT’S EFFORTS TO DISTRACT YOU WITH FALSE ALLEGATIONS AND MUDSLINGING

•	THE REAL ISSUE AT THE UPCOMING ANNUAL MEETING IS WHETHER CONTROL OF YOUR COMPANY WILL BE SHIFTED AWAY FROM THE COMMON STOCKHOLDERS TO THE PREFERRED STOCKHOLDERS AND INCUMBENT MANAGEMENT

•	OUR SLATE IS HIGHLY QUALIFIED AND INDEPENDENT

•	DO NOT RETURN INCUMBENT MANAGEMENT’S WHITE PROXY CARD FOR ANY REASON

•	WAIT UNTIL YOU HAVE RECEIVED OUR PROXY STATEMENT AND BLUE PROXY CARD BEFORE MAKING ANY VOTING DECISIONS

January 9, 2004

Dear Fellow eUniverse Stockholder,

By way of introduction, I am Brad D. Greenspan, the largest holder of common stock of eUniverse and its founder and former Chairman and CEO. Our interests are directly aligned – to preserve the ability of common stockholders to elect a majority of the Board; to ensure that all corporate actions serve the interests of all stockholders, not just those of the preferred stockholders and/or management; and to increase value for all stockholders through a strong independent Board and a competent management team that an independent Board would seek to install. In particular, the Board must act expeditiously to select a new CEO. I am not seeking that position or any other with the Company.

Therefore, I have put forward five independent and, in my opinion, highly qualified nominees for election as Directors at the Annual Meeting scheduled for January 29, 2004. We will be mailing to you shortly our proxy materials that will contain more detailed information about the nominees, their qualifications, their program and positions on the other important matters that will be voted on at the Annual Meeting.

We strongly urge you not to return any of management’s white proxy cards. Wait until you have received our proxy materials before making any voting decisions on the important matters that will be considered at the Annual Meeting.

We are waging this proxy contest because of our belief that the central concern for all stockholders should be management’s recent actions designed to shift control of our Company away from the common stockholders, who currently own approximately 80% of the outstanding capital stock, to the preferred stockholders and management. These actions, we believe, are patently unfair and at odds with the basic principles of corporate democracy.

Accordingly, a suit has been brought in the Delaware Chancery Court alleging that these actions by the incumbent Board are directly contrary to the Company’s charter and by-laws and the fiduciary duties of the incumbent directors.

DO NOT BE MISLED BY MANAGEMENT’S FALSE ALLEGATIONS AND
MUDSLINGING

Management, however, rather than responding in detail to the real issues that should be of central concern to the stockholders, recently distributed a letter that uses false allegations and mudslinging to attack me, even though I am not currently a director or a nominee for election as director.

You should consider their allegations in light of the following facts:

•	After my resignation as Chairman/CEO, the Company proposed in an October 29th email that I continue as a director and as a consultant with a 20% increase in salary and a percentage of profits of a business unit, capped at $500,000 per year, among other things. I turned down this lucrative deal, which would have made me the highest paid person at the Company, because of the condition that I vote in favor of the VantagePoint transaction described below. I believed then, as I do now, that the transaction was not in the best interests of the common stockholders.

•	Virtually all of the accomplishments and new business development initiatives touted by management were achieved under my direction as Chairman/CEO before a majority of the incumbent directors took over. For example: the retention of a new CFO, Controller and independent auditor; the adoption of numerous corporate governance reforms; the important business development deals with AOL and Sharman Networks.

•	As the largest stockholder and a former director, my commitment was, is and will be to build substantial value for all stockholders of the Company.

THE RECENT ACTIONS WE BELIEVE SHIFT CONTROL OF THE COMPANY
AWAY FROM THE COMMON STOCKHOLDERS

You should also consider the recent actions taken by the incumbent Board and management that we believe constitute the real issues confronting the stockholders: the shift in control of our Company from the common stockholders to the preferred stockholders:

•	In October 2003, the Board, over my strong objection, approved a transaction with affiliates of VantagePoint Venture Partners that included the issuance of 5,333,333 shares of Series C Preferred Stock at an effective price of $1.38 per share (including the additional preferred coupon consideration to be paid by the Company), even though we believe (i) the terms were less favorable than those of a previously agreed to private placement of common stock at $1.85 per share; (ii) the transaction gave VantagePoint veto and other rights detrimental to the common stockholders, including the right to elect two directors; and (iii) the transaction may prevent or substantially impair the Company from re-listing its stock on The Nasdaq SmallCap Market.

•	We believe the actions the Board then took plainly indicate a scheme to shift control of the Company away from the common stockholders. The Board fixed the size of the Board at seven, with four directors elected by the preferred stockholders, including VantagePoint, and three by the common stockholders and the preferred stockholders voting together. The Board also changed the previously scheduled date for the Annual Meeting and reset the record date to December 1, 2003. That change permits VantagePoint to vote its preferred shares for the election of the directors for whom the common stockholders also vote and to vote on a self-interested transaction between VantagePoint and the Company.

•	Only after I filed suit in the Delaware Chancery Court, did the incumbent Board reset the size of the Board to a number that still prevents the common stockholders from electing a majority of the Board and reschedule the meeting date to allow stockholders to nominate directors.

THE INDEPENDENCE AND QUALIFICATIONS OF OUR SLATE

You should also consider the independence and qualifications of our slate:

     Ken Schapiro. Mr. Shapiro served as President and Chief Operating Officer of Artisan Entertainment from July 2000 until December 2003, when it was acquired by Lions Gate Entertainment [AMEX:LGF]. He also served as Chief Operating Officer of Artisan Pictures from February 1999 to July 2000.

     John S. Neubauer. Mr. Neubauer worked as a restructuring consultant for Nutrition For Life from 2002 to 2003. Before that, he served as Director of Domestic and Worldwide Operations for Herbalife International, Inc. From 1998 to 2000, Mr. Neubauer served as Chief Operating Officer and Acting Chief Financial Officer of Cell Tech, Inc. [OTC:ELFI].

     Vincent Bitteti. Mr. Bitteti has been a director and Chief Executive Officer of TDK Mediactive, a publicly-traded videogame company, since 1994. TDK Mediactive was, until its acquisition in November 2003, a publicly-traded subsidiary of TDK Japan.

     James D. Somes. Mr. Somes is a founder and managing director of Alexander Durham Capital, a merchant bank that advises high-growth technology and healthcare companies on capital formation, mergers and acquisitions, and general corporate finance issues. Mr. Somes has significant financial management experience, including positions at Morgan Guaranty Trust Company (J.P. Morgan), Citicorp’s Leveraged Capital Group, Citicorp’s Asian Merchant Bank and Ambient Capital Group. Mr. Somes also served as Chairman of Liquid Audio (OTC: LQUID.PK), a publicly traded online music technology company.

     Nathan Peck. Mr. Peck is a director of Interplay Entertainment Corp. [OTC:IPLY.OB]. Mr. Peck also served as Interim Chief Administrative Officer of Interplay from August 2001 to December 31, 2002. From November 1999 to August 2001, he served as a director and consultant to Virgin Interactive Entertainment Limited (now named Avalon Interactive Group Ltd), a developer, publisher and distributor of video games. Mr. Peck also served as a consultant and director of Synthean, Inc., a business software development company, and is currently serving as a consultant for Tag-It Pacific, Inc. [AMEX:TAG], a trim distribution company serving the apparel industry.

These nominees will bring to the Board the professional judgment, experience, maturity, energy and impartiality needed, in our opinion, to produce substantial value for all of the Company’s stockholders.

DO NOT RETURN ANY OF MANAGEMENT’S WHITE PROXY CARDS

WAIT UNTIL YOU HAVE RECEIVED OUR PROXY STATEMENT AND BLUE
PROXY CARD BEFORE MAKING ANY VOTING DECISIONS

We will shortly be mailing you our proxy materials that will contain more detailed information. Until you receive that information, we strongly urge you not to return any white proxy card sent to you by management. WAIT until you have received our detailed proxy materials and BLUE proxy card BEFORE making any voting decisions on the important matters to be considered at the Annual Meeting.

If you have any questions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Very truly yours,

/s/ Brad D. Greenspan

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be “participants” in any solicitation that Mr. Greenspan may make in the future with respect to the shares of eUniverse: Brad D. Greenspan, Ken Schapiro, John S. Neubauer, Vincent Bitteti, James D. Somes and Nathan Peck. Mr. Greenspan is the only participant who owns stock in the Company. As of the record date for the Annual Meeting, he was the beneficial owner of 8,223,218 common shares, including 400,000 options exercisable within sixty days thereof.

Mr. Greenspan will shortly disseminate a proxy statement with respect to his solicitation of proxies in connection with Annual Meeting. Stockholders should read this proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of the proxy statement and related materials filed with the Securities and Exchange Commission, without charge, on its web site located at http//:www.sec.gov. Stockholders will also be able to obtain copies of that proxy statement and related materials, without charge, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone: 888-750-5834.

For more information please contact Innisfree M&A Incorporated.